Exhibit 99.1

Tuesday January 12, 8:01 am Eastern Time

Company Press Release

SOURCE: Image Entertainment, Inc.

Image Entertainment, Inc. Completes Acquisition of Ken Crane's DVD And Laserdisc Operations


Acquisition Moves Image Into Internet and Direct-to-Consumer Retailing


CHATSWORTH, Calif., Jan. 12 /PRNewswire/ -- Image Entertainment, Inc. (Nasdaq: DISK - news), a leading licensee and distributor of optical disc programming, today announced that it has closed the previously announced acquisition of certain assets and liabilities of the DVD and LD entertainment software retail sales business of Ken Crane's Magnavox City, Inc. for $5 million cash and 258,370 shares of the Company's common stock (valued at $2 million at the time of signing the asset purchase agreement in August 1998). The acquired business specializes in Internet/direct-to-consumer entertainment software retailing. The acquisition was funded with a portion of the $10,920,000 net proceeds raised in a recent public offering of 2.4 million shares of the Company's common stock.


Image Entertainment, Inc. has exclusive DVD license and distribution agreements with a number of program suppliers, including Universal, Orion and Playboy. The Company is also the largest licensee and distributor of laserdiscs with the most extensive library of laserdisc titles in the industry. Some of Image's exclusive laserdisc program suppliers include Disney's Buena Vista Home Video, Twentieth Century Fox Home Entertainment, Warner Home Video, MGM Home Entertainment, New Line Home Video, Orion Home Video, The Criterion Collection and Playboy Home Video.


Visit Image on-line at http://www.image-entertainment.com for corporate and marketing information, DTS information and the latest in DVD and laserdisc releases.


SOURCE: Image Entertainment, Inc.

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